Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004-1304 Tel: +1.202.637.2200 Fax: +1.202.637.2201 www.lw.com
FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
July 26, 2018	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Seoul
	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.

Teladoc, Inc.

2 Manhattanville Road, Suite 203

Purchase, NY 10577

Re:	Registration Statement No. 333-226290 on Form S-3; Public Offering of Shares
of Common Stock of Teladoc, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Teladoc, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 5,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 23, 2018 (Registration No. 333-226290) (as so filed and as amended, the “Registration Statement”), including a base prospectus dated July 23, 2018 (the “Base Prospectus”) and a prospectus supplement dated July 23, 2018 (together with the Base Prospectus, the “Prospectus”), and are to be sold pursuant to an underwriting agreement, dated July 23, 2018, among the Company, the selling stockholders named therein and Jefferies LLC (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated July 26, 2018 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP